Exhibit 10.1

EMPLOYEE SEVERANCE AGREEMENT

This Employee Severance Agreement (this “Agreement”) is entered into as of the 4th day of August, 2020, by and between Protagonist Therapeutics, Inc., a Delaware corporation (the “Company”), and Donald Kalkofen (the “Employee”).

Statement of Purpose

Whereas, Employee is currently employed by the Company as an at-will employee;

Whereas, notwithstanding the at-will nature of the employment relationship between Employee and the Company, the Company has agreed to provide Employee with severance benefits if Employee’s employment with the Company is terminated by the Company without Cause or by Employee for Good Reason pursuant to the terms set forth below.

Now, therefore, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         At-Will Employment. Employee acknowledges and agrees that Employee’s employment relationship with the Company is at will. This Agreement does not in any way alter Employee’s at-will status or limit the Company’s or Employee’s right to terminate Employee’s employment with the Company at any time, with or without Cause or advance notice.

2.         Effect of Termination of Employment.

(a)        Accrued Obligations. When Employee’s employment with the Company is terminated for any reason, Employee, or Employee’s estate, as the case may be, will be entitled to receive (i) an amount in cash equal to any accrued but unpaid base salary owing by the Company to Employee as of the date of termination, (ii) any unpaid reimbursements relating to business expenses incurred by Employee prior to the date of termination, (iii) any accrued but unused vacation time in accordance with Company policy and (iv) vested entitlements under any other Company benefit plan or program as determined thereunder.

(b)       Separation Benefits upon Certain Terminations. If the Company terminates Employee’s employment without Cause or Employee terminates employment for Good Reason, then conditioned upon Employee satisfying the Release conditions set forth below, the Company will provide Employee with the following benefits (the “Separation Benefits”): (i) payment of Employee’s then-current base salary for a period of nine (9) months (twelve (12) months in the case of a Change in Control Termination); (ii) conditioned upon Employee’s proper and timely election to continue his health insurance benefits under COBRA after the termination of Employee’s employment, reimbursement of Employee’s applicable COBRA premiums for the lesser of nine (9) months (twelve (12) months in the case of a Change in Control Termination) following termination or until Employee becomes eligible for insurance benefits from another employer; (iii) in the case of a Change in Control Termination, payment of an amount equal to one-twelfth of Employee’s then-current target bonus per month for the number of months during which Employee is receiving salary continuation under clause (i) above; and (iv) in the case of a

Change in Control Termination, acceleration of the vesting (and exercisability, as relevant) of all unvested and/or unexercisable equity awards held by Employee as of immediately prior to termination. The Separation Benefits are conditioned upon Employee executing a general release of claims in a form acceptable to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The Separation Benefits will be payable to Employee in equal installments over time in accordance with the Company’s payroll practices and procedures, subject to required withholding, beginning as soon as practicable (but no more than thirty (30) days) following the Release becoming irrevocable; provided, however, that if the Release revocation period spans two (2) calendar years, payments will begin in the second of those calendar years to the extent required to avoid adverse taxation under Section 409A of the Internal Revenue Code (the “Code”).

(c)        Definitions.

(i)         Cause. For purposes of this Agreement, “Cause” means: (A) Employee’s fraud, embezzlement or misappropriation with respect to the Company; (B) Employee’s material breach of fiduciary duties to the Company; (C) Employee’s willful or negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (D) Employee’s material breach of any employment agreement or other agreement between Employee and Company; (E) Employee’s willful failure or refusal to perform his material duties as an employee of the Company or failure to follow any specific lawful instructions of the Chief Executive Officer of the Company; (F) Employee’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (G) Employee’s alcohol or substance abuse which has a material adverse effect on Employee’s ability to perform his duties to the Company or the property, business, or reputation of the Company; or (H) Employee’s failure to comply with the Company’s workplace rules, policies, or procedures. In the event that the Company concludes that Employee has engaged in acts constituting in Cause as defined in clause (C), (D), (E), or (G) above, prior to terminating Employee’s employment for Cause the Company will provide Employee with at least fifteen (15) days’ advance written notice of the specific circumstances constituting such Cause, and an opportunity to correct such circumstances to the extent correctable.

(ii)       Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Employee’s express written permission: (A) material diminution of Employee’s duties, authority or responsibilities, relative to Employee’s duties authority or responsibilities as in effect immediately prior to such reduction; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a material diminution under this clause (A); (B) material diminution in Employee’s base salary; or (C) a change by more than fifty (50) miles in the primary geographic location at which Employee is required to perform services hereunder; provided that Employee has given prompt notice to the Company of the existence of such condition (but in no event later than ninety (90) days after its initial existence), Employee has provided the Company with a minimum of thirty (30) days following such notice to cure such condition, and, if the Company fails to cure such condition, Employee then terminates employment within thirty (30) days of the end of such cure period.

(iii)      Change in Control. For purposes of this Agreement, “Change in Control” has the meaning set forth in the Company’s 2016 Equity Incentive Plan, as it may be amended, or any successor plan thereto.

(iv)       Change in Control Termination. For purposes of this Agreement, “Change in Control Termination” means a termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, in each case within twelve (12) months following a Change in Control.

(d)       Certain Terminations Excluded. For avoidance of doubt, if Employee’s employment is terminated: (i) by the Company for Cause; (ii) as a result of Employee’s resignation other than for Good Reason; or (iii) as a result of Employee’s death or Disability, such termination will not constitute a termination without Cause triggering the rights described in Section 2(b) above.  For purposes of this Agreement, “Disability” means the inability of Employee, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than ninety (90) days or for ninety (90) days in any period of one hundred and eighty (180) consecutive days, as determined by the Company in its sole discretion in consultation with a physician retained by the Company.

(e)        Application of Internal Revenue Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 2 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur additional taxes under Section 409A. The parties intend that each installment of the Separation Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of the Separation Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six (6) months and one (1) day after Employee’s Separation From Service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the Separation Benefits payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement. With respect to any reimbursement or in-kind benefit plans, policies or arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such plan, policy or arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such plan, policy or arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)        Application of Internal Revenue Code Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Employee and the Company or its affiliates (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Employee’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employee and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon Employee and the Company for all purposes. If a reduction in payments or benefits constituting “parachute payments” is necessary, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of equity awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

3.         Miscellaneous.

(a)        Entire Agreement; No Further Obligations. This Agreement, together with the offer letter between Employee and the Company dated May 20, 2019, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Employee in the event of the termination of Employee’s employment with the Company for any reason.

(b)       Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Employee, heirs, executors, and/or personal representatives. Employee may not assign, delegate or otherwise transfer any of Employee’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c)        Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on (i) the date it is actually delivered by overnight courier service (such as FedEx) or personal delivery of such notice in person; or (ii) five (5) days after the date it is mailed by certified mail, return receipt requested, postage prepaid; in the case of Employee, to his most recent address as shown in the records of the Company, and in the case of the Company, to its then-current corporate headquarters, addressed to the attention of the Chief Executive Officer.

(d)       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law (e.g., www.docusign.com)) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and facsimile and electronic signatures shall be equivalent to original signatures.

(e)        Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f)        Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)        Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h)       Governing Law. This Agreement will be governed by the laws of the State of California without giving effect to any choice or conflict of law principles of any jurisdiction.

In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first written above.

EMPLOYEE:	COMPANY:

Protagonist Therapeutics, Inc.

/s/: Don Kalkofen	By:	Dinesh V. Patel
Donald Kalkofen		Dinesh V. Patel, Ph.D.
Chief Financial Officer		President and Chief Executive Officer